SEPARATION AND GENERAL RELEASE AGREEMENT

This SEPARATION AND GENERAL RELEASE AGREEMENT (the “Agreement”), effective as of the latest date of the Parties’ signatures below (the “Effective Date”), is by and between Molson Coors Brewing Company (the “Company”) and Mauricio Restrepo (“Executive”) (each a “Party” and collectively the “Parties”).

1.Resignation. After the Company learned of certain personal conduct by Executive that violated the Company’s policies, Executive agreed to resign his employment as the Company’s Chief Financial Officer and all other positions with the Company and all of its affiliates, including any position as an officer or director of any such entities. The Company accepts Executive’s resignation effective immediately upon the execution of this Agreement, and Executive acknowledges and agrees that Executive shall have no further role or relationship with the Company. If any other documentation is necessary to properly effectuate Executive’s resignations, Executive agrees to cooperate reasonably and promptly in executing and delivering it at the Company’s request.

2.Consideration.

(a)    Provided that Executive executes this Agreement, complies with Executive’s obligations as set forth herein, and does not revoke Executive’s ADEA Release (as defined below), the Executive will repay the Company the amounts, up to $1,200,000, paid by the Company to Executive or his former employer as part of his sign-on bonus and relocation benefit expenses, which is currently estimated at $776,149.38, pursuant to Executive’s original offer prior to the earlier of: (i) the sale of Executive’s home in Colorado, or (ii) September 1, 2017, in lieu of the payment schedule set forth in the original offer letter.

(b)    For his part, Executive agrees to the provisions contained in Sections 3, 4, 5, 6 and 7 and elsewhere in this Agreement.

3.    General Release and Agreement Not to Sue.

(a)    In exchange for the consideration described in Section 2 above, Executive (defined for the purpose of this Section as Executive and Executive’s agents, representatives, attorneys, assigns, heirs, executors, and administrators) fully and unconditionally release the “Released Parties” (defined as (i) the Company, and its respective past, present, and future parents, divisions, subsidiaries, partnerships, affiliates, and other related entities (whether or not they are wholly owned); (ii) the past, present, and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, agents, representatives, members, executives, and attorneys of each entity listed in subpart (i) above; and (iii) the predecessors, successors, and assigns of each entity listed in subparts (i) and (ii) above) from, and agrees not to bring any action, proceeding or suit against any of the Released Parties regarding, any and all known or unknown claims, causes of action, liabilities, damages, fees, or remunerations of any sort, arising or that may have arisen out of or in connection with Executive’s employment with or resignation of employment from the Company at any time up to and including the Effective Date, including but not limited to:

(i)    claims for violation of any written or unwritten contract, offer letter, agreement, policy, benefit plan, retirement or pension plan, long-term or short-term equity incentive or option plan, severance plan, or covenant of any kind, or failure to pay wages, bonuses, Executive benefits, other compensation, attorneys’ fees, damages, or any other remuneration (including any equity, ownership interest; and/or

(ii)     claims for discrimination, harassment, or retaliation on the basis of any characteristic protected under law, including but not limited to race, color, national origin, sex, sexual orientation, religion, disability, marital or parental status, age, union activity or other protected activity; and/or

(iii)    claims for violation of, or denial of protection or benefits under, any statute, ordinance, executive order, or regulation, including but not limited to claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Workers’ Adjustment and Retraining Notification, the Executive Retirement Income Security Act of 1974, the Equal Pay Act, the Family and Medical Leave Act, the National Labor Relations Act, the Rehabilitation Act of 1973, the Pregnancy Discrimination Act, Sections 1981 through 1988 of Title 42 of the United States Code, the Genetic Information Nondiscrimination Act, or any other federal, state or local statute, ordinance, or regulation regarding employment, termination of employment, or discrimination in employment; and/or

(iv)    claims for violation of any public policy or common law of any state relating to employment or personal injury, including but not limited to claims for wrongful discharge, defamation, invasion of privacy, infliction of emotional distress, negligence, interference with contract.

(b)    Without limiting the foregoing, Executive hereby acknowledges that the release of claims in this Section includes all claims Executive has or may have against the Released Parties, whether known or unknown, that can be lawfully released. Executive fully understands that if the facts with respect to this Agreement are found hereafter to be other than or different from the facts now believed by Executive to be true, Executive expressly accepts and assumes the risk of such possible difference in fact and agrees that this Agreement shall be and remain effective, notwithstanding any such difference. This Agreement is executed voluntarily by Executive with full knowledge of its significance and legal effect.

(c)    Executive affirms that as of the Effective Date, Executive has not instituted any action or proceeding covered by this Section against any of the Released Parties. Nothing in the foregoing shall: (i) prohibit Executive from filing a charge or making a report with an administrative agency or from filing a claim that Executive cannot waive by law, or (ii) require Executive to inform the Company if he files such a charge or claim or makes such a report.

(d)    Notwithstanding anything herein to the contrary, this Agreement shall not apply to the Executive’s rights of indemnification and any directors and officers liability insurance coverage to which he was entitled immediately prior to November 17, 2016 with regard to his service as an officer of the Company.

4.    Confidentiality. Executive agrees at all times to hold in strictest confidence, and not to use or disclose to any person, firm, or corporation, without approval of the Company, any confidential information of the Company, except as required by law pursuant to a legal subpoena or other similar process, or as part of a governmental inspection or investigation. Executive understands that “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company, or other Released Parties, proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, business plans, sales strategy, or other financial information or projections, suppliers, business and investment partners, client lists, advisory board lists, confidential information about business partners, confidential, proprietary, and similarly designated information owned or controlled by third parties that becomes known to Executive as a result of his employment with or service for the Company, software, developments, inventions, processes, formulas, prices and costs, technology, designs, drawings, pricing, engineering, hardware configuration information, marketing, finances, forecasts or other non-public business information. If Executive is required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Executive shall provide the Company with written notice of such requirement as soon as practicable after learning of it, and before providing any requested information, shall furnish only that portion of the Confidential Information which Executive is advised by counsel is legally required and only in the manner legally required, and shall exercise his best efforts to obtain assurance that confidential treatment will be accorded such Confidential Information. Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Any individual who files a lawsuit for retaliation by a company for reporting a suspected violation of law or reports possible violations of federal law or regulation to a governmental agency or entity may disclose the trade secret to the attorney of the individual and use the trade secret information in the administrative of court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to administrative or court order.

5.    Cooperation. Executive agrees after Executive’s resignation to cooperate at the Company’s request with any investigations, threats of litigation, or claims or lawsuits involving the Released Parties on matters regarding which Executive had some knowledge or responsibility. Executive shall make himself reasonably available at the Company’s request for any investigation or litigation, including specifically, but not exclusively, preparation for depositions and trial. Executive agrees not to assist or provide information in any private litigation against the Released Parties, except as required under law or formal legal process, and only after first giving notice to the Company to allow the Company to take action with respect to any request for information or assistance by anyone. Notwithstanding anything to the contrary, nothing in this Agreement shall restrict or preclude Executive from, or otherwise influence Executive in, reporting possible violations of federal law or regulation to a governmental agency or entity, or participating in or testifying fully and truthfully in legal or administrative proceedings against the Related Parties.

6.    Non-Disparagement. Executive agrees that Executive will not directly or indirectly, orally or in writing, make or release any disparaging or false communication or information, or cause or encourage others to make or release any disparaging or false communication or information regarding the Released Parties, and/or the Company’s policies or practices. Executive also agrees not to engage in any contact with any media, industry organization, groups or professionals or other third parties regarding the Released Parties, and/or the Company’s policies or practices, without the prior written consent of the Company’s Board of Directors.

7.    Return of Property. Executive represents and agrees that, as of the date of this Agreement, Executive has delivered or will deliver to the Company (and will not keep in Executive’s possession, recreate, or deliver to anyone else) any and all of the Company’s property, including, but not limited to, any and all Confidential Information (electronic or otherwise), computers, cell phones, access cards, keys, equipment, devices, records, data, notes, reports, proposals, lists, correspondence, other documents or property, or reproductions of any aforementioned items, whether in written, electronic or other form, obtained or developed by Executive pursuant to Executive’s employment with the Company or otherwise belonging to the Company.

8.    Governing Law; Venue; Jurisdiction. This Agreement is made and entered into in the State of Colorado and in all respects will be interpreted, enforced, and governed by the laws of the State of Colorado, and construed in accordance therewith, without giving effect to principles of conflicts of laws. Executive hereby irrevocably waive Executive’s rights, if any, to have the laws of any other state other than the State of Colorado apply to this Agreement or Executive’s employment with the Company or his resignation from the Company. Executive expressly agrees to submit to the exclusive jurisdiction and exclusive venue of courts located in the State of Colorado in connection with any litigation which may be brought with respect to a dispute between the Parties, regardless of where Executive resides or where Executive performed services for the Company. Executive further irrevocably covenants not to sue the Company in any jurisdiction or venue other than a court in the State of Colorado. If Executive fails to repay the sign-on bonus and relocation benefit expenses in accordance with the timeframe set forth in Section 2, then, in addition to other rights or remedies that the Company may have under this Agreement or applicable law, Executive authorizes and empowers the Company and any attorney or clerk of any competent court of record to appear for Executive and confess judgment against the Executive without prior notice or opportunity for prior hearing, in favor of the Company for an amount equal to the unpaid balance due to the Company.

9.    Revocation Period. Executive has the right to revoke this Agreement, solely with regard to Executive’s release of claims under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act (the “ADEA Release”), for up to seven (7) days after Executive signs it. In order to revoke Executive’s ADEA Release, Executive must sign and send a written notice of the decision to do so, addressed to Sam Walker, Chief Legal and Corporate Affairs Officer, and that written notice must be received by the Company no later than the eighth day after Executive executes this Agreement. If Executive revokes the ADEA Release, Executive will not be entitled to any of the consideration provided in Section 2 of this Agreement.

10.    Knowing and Voluntary Waiver. Executive acknowledges that (i) Executive has carefully read this Agreement and fully understands its meaning; (ii) Executive had the opportunity to take up to twenty-one (21) days after receiving this Agreement to decide whether to sign it; (iii) the Company is herein advising Executive, in writing, to consult with an attorney before signing it; (iv) Executive is signing this Agreement, knowingly, voluntarily, and without any coercion or duress; (v) Executive has been given seven (7) days to revoke the ADEA Release following execution of this Agreement; and (vi) everything Executive is receiving for signing this Agreement is described in the Agreement itself, and no other promises or representations have been made to cause Executive to sign it.

11.    Severability. In the event that any one or more of the provisions contained in this Agreement, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Remainder of Page Left Intentionally Blank]

EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS ENTIRE AGREEMENT CAREFULLY, AS THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS (AS ALLOWED BY LAW) WHICH EXECUTIVE MAY HAVE AGAINST THE RELEASED PARTIES, INCLUDING CLAIMS PURSUANT TO THE AGE DISCRIMINATION IN EMPLOYMENT ACT.
ACCEPTED AND AGREED:

MAURICIO RESTREPO	MOLSON COORS BREWING COMPANY

/s/ Mauricio Restrepo	By: /s/ Samuel D. Walker Name: Samuel D. Walker Its: Chief Legal and Corporate Affairs Officer
Date: November 17, 2016	Date: November 17, 2016

5